                                  SCHEDULE 13D
                                 (Rule 13d-101)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934
                               Amendment No.   5
                                            --------

                             National-Oilwell, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   637071 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

         Thomas R. Denison - First Reserve Corporation, 1801 California
                  St., #4110, Denver, CO 80202, (303) 382-1270
--------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                 August 21, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box following box. |_|



Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                                SEC 1746 (12-91)

----------------------                                       -------------------
CUSIP No.  637071 10 1            SCHEDULE 13D               Page  2 of 12 Pages
----------------------                                       -------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Corporation
          I.R.S. No.:  06-1210123
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                / /

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          8      SHARED VOTING POWER

     BENEFICIALLY              9,486,832

       OWNED BY       ----------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
         EACH
                               0
      REPORTING
                      ----------------------------------------------------------
        PERSON         10      SHARED DISPOSITIVE POWER

         WITH                  9,486,832

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,486,832
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          11.9%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                       -------------------
CUSIP No.  637071 10 1            SCHEDULE 13D               Page  3 of 12 Pages
----------------------                                       -------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VI, Limited Partnership
          I.R.S. No.:  06-1334650
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          OO
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                / /

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          8      SHARED VOTING POWER

     BENEFICIALLY              5,716,634

       OWNED BY       ----------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
         EACH
                               0
      REPORTING
                      ----------------------------------------------------------
        PERSON         10      SHARED DISPOSITIVE POWER

         WITH                  5,716,634

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,716,634
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          7.1%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                       -------------------
CUSIP No.  637071 10 1            SCHEDULE 13D               Page  4 of 12 Pages
----------------------                                       -------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VII, Limited Partnership
          I.R.S. No.:  06-1457408
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                / /

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          8      SHARED VOTING POWER

     BENEFICIALLY              1,548,600

       OWNED BY       ----------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
         EACH
                               0
      REPORTING
                      ----------------------------------------------------------
        PERSON         10      SHARED DISPOSITIVE POWER

         WITH                  1,548,600

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,548,600
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.9%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                       -------------------
CUSIP No.  637071 10 1            SCHEDULE 13D               Page  5 of 12 Pages
----------------------                                       -------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve Fund VIII, Limited Partnership
          I.R.S. No.:  06-1507364
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                / /

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          8      SHARED VOTING POWER

     BENEFICIALLY              2,209,100

       OWNED BY       ----------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
         EACH
                               0
      REPORTING
                      ----------------------------------------------------------
        PERSON         10      SHARED DISPOSITIVE POWER

         WITH                  2,209,100

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,209,100
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.8%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                       -------------------
CUSIP No.  637071 10 1            SCHEDULE 13D               Page  6 of 12 Pages
----------------------                                       -------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve GP VII, L.P.
          I.R.S. No.:  06-1520256
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                / /

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          8      SHARED VOTING POWER

     BENEFICIALLY              1,548,600

       OWNED BY       ----------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
         EACH
                               0
      REPORTING
                      ----------------------------------------------------------
        PERSON         10      SHARED DISPOSITIVE POWER

         WITH                  1,548,600

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,548,600
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          1.9%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------                                       -------------------
CUSIP No.  637071 10 1            SCHEDULE 13D               Page  7 of 12 Pages
----------------------                                       -------------------

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Reserve GP VIII, L.P.
          I.R.S. No.:  06-1507318
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

          N/A
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)                                                / /

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          8      SHARED VOTING POWER

     BENEFICIALLY              2,209,100

       OWNED BY       ----------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
         EACH
                               0
      REPORTING
                      ----------------------------------------------------------
        PERSON         10      SHARED DISPOSITIVE POWER

         WITH                  2,209,100

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,209,100
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          2.8%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 5 to the statement on Schedule 13D (the "Statement"), originally filed on September 28, 1998, is filed by First Reserve Fund VI, Limited Partnership ("Fund VI"), First Reserve Fund VII, Limited Partnership ("Fund VII"), First Reserve GP VII, L.P. ("GP VII"), and First Reserve GP VIII, L.P. ("GP VIII," and collectively, the "Funds"), and First Reserve Corporation ("First Reserve," and together with the Funds, the "Reporting Persons") and relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of National-Oilwell, Inc., a Delaware corporation (the "Issuer" or "National-Oilwell"). That Schedule 13D is hereby amended as set forth below.

ITEM 2.  IDENTITY AND BACKGROUND.

         Item 2 is hereby amended by deleting the first four paragraphs and replaced with the following:

         This Statement is being filed by First Reserve Corporation, a Delaware corporation, First Reserve Fund VI, Limited Partnership, a Delaware limited partnership, First Reserve Fund VII, Limited Partnership, a Delaware limited partnership, First Reserve Fund VIII, Limited Partnership, a Delaware limited partnership, First Reserve GP VII, L.P., a Delaware limited partnership, and First Reserve GP VIII, L.P., a Delaware limited partnership. William E. Macaulay, John A. Hill, and Ben A. Guill each were previously included as joint filers of this Statement. Neither "controls" First Reserve Corporation for purposes of Section 13 of the Securities Exchange Act of 1934, and have been removed from this Statement. First Reserve Fund V, Limited Partnership and First Reserve Fund V-2, Limited Partnership had joined in this Statement, but no longer hold any Common Stock and, therefore, are no longer Reporting Persons.

         The Funds are Delaware limited partnerships with limited terms of existence. Their principal purpose is to make equity, equity-linked and debt investments in companies engaged in various energy and energy related activities. Their principal offices are located at 475 Steamboat Road, Greenwich, CT 06830. First Reserve is a Delaware corporation which raises funds for and manages the Funds, as well as several other similar entities. First Reserve's principal business is to act as the managing general partner and provide investment management services to a limited number of investment partnerships, including the Funds.

         The remaining paragraphs of Item 2 are unchanged.

ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 is hereby amended by adding the following paragraph:

         First Reserve and the Funds intend to review on a continuing basis the Funds' investment in the Issuer and may or may not dispose of additional shares, on the open market or otherwise, subject to: the price and availability of the Issuer's securities; subsequent developments affecting the energy market as a whole; the Issuer and the Issuer's business and prospects; and the eventual liquidation of the Funds in accordance with their respective partnership agreements.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby deleted and replaced with the following:

         (a) As of the date hereof, the Reporting Persons beneficially owned an aggregate of 9,486,832 shares of Common Stock and constitute approximately 11.8% of the 80,055,764 shares of Common Stock outstanding as of August 11, 2000, as reported by the Company.

REPORTING PARTY                                                 NUMBER OF SHARES                  PERCENTAGE OF
                                                               BENEFICIALLY OWNED                     CLASS
First Reserve Corporation (1), (2)                                  9,486,832                         11.9%

Fund VI                                                             5,716,634                          7.1%

Fund VII                                                            1,548,600                          1.9%

Fund VIII                                                           2,209,100                          2.8%

GP VII (2)                                                          1,548,600                          1.9%

GP VIII (2)                                                         2,209,100                          2.8%

         (1) Consists of 9,474,334 shares of Common Stock held directly by First Reserve and the Funds, and 9,950 shares underlying stock options issued to William E. Macaulay and 2,548 shares underlying stock options issued to Ben A. Guill in their capacity as directors of the Issuer. First Reserve may be deemed to share dispositive and voting control over these shares.

         (2) GP VII and GP VIII are the general partners of Fund VII and Fund VIII, respectively, and may be deemed to beneficially own the shares of Common Stock owned by Fund VII and Fund VIII. First Reserve, as the general partner of GP VII and GP VIII, may be deemed to beneficially own all of the shares of Common Stock owned by the Funds.

         (b) Each Fund shares with its general partner the power to vote or to direct the vote of the shares directly held by it. GP VII, as the general partner of Fund VII, and GP VIII, as the general partner of Fund VIII, and First Reserve, in its role as general partner of GP VII and GP VIII, shares with each Fund the power to cause each Fund to dispose of or vote the shares of Common Stock directly held by such Fund.

         (c) During the past 60 days, the following transactions were effected:

REPORTING                           DATE                     NUMBER OF                PRICE               TRANSACTION
PARTY                                                          SHARES
Fund VI                           8/15/2000                    96,500                $36.246              Common Sold

Fund VI                           8/16/2000                   250,000                $35.923              Common Sold

Fund VI                           8/16/2000                   128,500                $35.943              Common Sold

Fund VI                           8/17/2000                   119,700                $36.252              Common Sold

Fund VI                           8/18/2000                    67,000                $36.075              Common Sold

Fund VI                           8/21/2000                     6,300                $35.669              Common Sold

Fund VI                           8/22/2000                    32,000                $35.525              Common Sold


         (d) To the best knowledge of the Reporting Persons, no other person has the right to receive, or the power to direct the receipt of dividends from, or the power to direct the receipt of proceeds of the sale of the shares of Common Stock owned by the Reporting Persons.

         (e) Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         Dated:  August 24, 2000.


                                      FIRST RESERVE CORPORATION


                                      By:  /s/ Thomas R. Denison
                                           --------------------------------
                                           Name:  Thomas R. Denison
                                           Title: Managing Director


                                      FIRST RESERVE FUND VI, LIMITED PARTNERSHIP

                                      By:  First Reserve Corporation,
                                           as General Partner

                                           By:  /s/ Thomas R. Denison
                                                --------------------------------
                                                Name:  Thomas R. Denison
                                                Title: Managing Director


                                      FIRST RESERVE FUND VII, LIMITED
                                      PARTNERSHIP

                                      By:  First Reserve GP VII, L.P.,
                                           as General Partner

                                           By:  First Reserve Corporation,
                                                as General Partner

                                           By:  /s/ Thomas R. Denison
                                                --------------------------------
                                                Name:  Thomas R. Denison
                                                Title: Managing Director

                                      FIRST RESERVE FUND VIII, LIMITED
                                      PARTNERSHIP

                                      By:  First Reserve GP VIII, L.P.,
                                           as General Partner

                                           By:  First Reserve Corporation,
                                                as General Partner

                                           By:  /s/ Thomas R. Denison
                                                --------------------------------
                                                Name:  Thomas R. Denison
                                                Title: Managing Director


                                      FIRST RESERVE GP VII, L.P.

                                      By:  First Reserve Corporation,
                                           as General Partner

                                           By:  /s/ Thomas R. Denison
                                                --------------------------------
                                                Name:  Thomas R. Denison
                                                Title: Managing Director


                                      FIRST RESERVE GP VIII, L.P.

                                      By:  First Reserve Corporation,
                                           as General Partner

                                           By:  /s/ Thomas R. Denison
                                                --------------------------------
                                                Name:  Thomas R. Denison
                                                Title: Managing Director